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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934




                               STAR BUFFET, INC.
                               (Name of Issuer)




                    Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                                  855086 10 4
                                 (CUSIP Number)




     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G

---------------------                                     -----------------
CUSIP NO. 855086 10 4                                     PAGE 2 OF 4 PAGES
---------------------                                     -----------------

===============================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          CKE Restaurants, Inc. 33-0602639
-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                               5       SOLE VOTING POWER
         NUMBER OF
          SHARES                       2,000,000
        BENEFICIALLY           ------------------------------------------------
         OWNED BY              6       SHARED VOTING POWER
           EACH
         REPORTING                     -0-
          PERSON               ------------------------------------------------
           WITH                7       SOLE DISPOSITIVE POWER

                                       2,000,000
                               ------------------------------------------------
                               8       SHARED DISPOSITIVE POWER

                                       -0-
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,000,000
-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES                                           [ ]

-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          36.7%
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
===============================================================================
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---------------------                                     -----------------
CUSIP NO. 855086 10 4                                     PAGE 3 OF 4 PAGES
---------------------                                     -----------------

ITEM 1.

        (a) Name of Issuer: Star Buffet, Inc.
            --------------

        (b) Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            440 Lawndale Drive, Salt Lake City, Utah 84115

ITEM 2.

        (a) Name of Person Filing: CKE Restaurants, Inc.
            ---------------------

        (b) Address of Principal Business Office:
            ------------------------------------
            1200 North Harbor Boulevard, Anaheim, California 92801

        (c) Citizenship: Organized under the laws of the State of Delaware
            -----------

        (d) Title of Class of Securities: Common Stock, par value $.001 per
            ----------------------------
            share

        (e) CUSIP Number: 855086 10 4
            ------------

ITEM 3.

        If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in Section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

        (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)

        (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP

        As of December 31, 1997:

        (a) Amount beneficially owned: 2,000,000 shares of Common Stock

        (b) Percent of Class: 36.7%

        (c) The reporting person has sole power to vote or to direct the vote of 2,000,000 shares of Common Stock, and sole power to dispose or to direct the disposition of 2,000,000 shares of Common Stock

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CUSIP NO. 855086 10 4                                     PAGE 4 OF 4 PAGES
---------------------                                     -----------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

         If this statement is being filed to report the fact that as of the date hereof the reported person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATION

         Not applicable


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 1998                     CKE RESTAURANTS, INC.


                                            By: /s/ CARL A. STRUNK
                                               --------------------------------
                                               Name:  Carl A. Strunk
                                               Title: Executive Vice President,
                                                      Chief Financial Officer